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                                                                  EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 METRICOM, INC.

        METRICOM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1. The name of the corporation is Metricom, Inc.

        2. The date on which the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was November 12, 1999.

        3. The Board of Directors of the Corporation adopted the following resolutions as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on February 18, 2000:

        RESOLVED, that upon the effective date of this Amendment of the Restated Certificate of Incorporation, Paragraph A of Article IV of the Restated Certificate of Incorporation shall read as follows:

                "A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Five hundred eighty million (580,000,000) shares. Five hundred million (500,000,000) shares shall be designated Common Stock, each having a par value of one tenth of one cent ($0.001). Eighty million (80,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001)."

        4. Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the corporation for their approval in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware at a meeting duly called and held on June 26, 2000.

        5. The above Amendment has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

        6. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.


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        IN WITNESS WHEREOF, Metricom, Inc. has caused this certificate to be signed by its President and Chief Executive Officer, Timothy A. Dreisbach, and attested to by its Secretary, Dale W. Marquart, this 2nd day of August 2000.


                                           METRICOM, INC.



                                           /s/ Timothy A. Dreisbach
                                           -------------------------------------
                                           Timothy A. Dreisbach
                                           President and Chief Executive Officer

ATTEST:



/s. Dale W. Marquart
-----------------------------------
Dale W. Marquart
Secretary






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